Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related prospectus of Talos Energy, Inc. for the registration of 4,602,460 shares of its common stock and to the incorporation by reference therein of our reports dated March 12, 2020, with respect to the consolidated financial statements of Talos Energy Inc., and the effectiveness of internal control over financial reporting of Talos Energy Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission on March 12, 2020.

/s/ Ernst & Young LLP

Houston, Texas

September 11, 2020